Exhibit 4.4

EXECUTION COPY

CGEN DIGITAL MEDIA COMPANY LIMITED

SERIES A PARTICIPATING PREFERRED SHARE

PURCHASE AGREEMENT

(Sale by the Company of

Series A Participating Preferred Shares

Aggregate Sale Price US$5,000,000)

September 1, 2005

	2.25	Other Representations and Warranties Relating to CGEN PRC	13

	2.26	Disclosure and Accuracy of Information	14

	2.27	Reliance	14

	2.28	Warranties Separate and Independent	14

	2.29	Knowledge	14

3.	Representations and Warranties of the Investor		14

	3.1	Authorization	14

	3.2	Purchase Entirely for Own Account	14

	3.3	Investment Experience	15

	3.4	No Public Market	15

	3.5	Brokers or Finders	15

	3.6	Compliance with Laws	15

4.	Conditions to Investors’ Obligations at Closing		15

	4.1	Accuracy of Representations and Warranties	15

	4.2	Performance	16

	4.3	Compliance Certificate	16

	4.4	Qualifications and Consents	16

	4.5	Proceedings and Documents	16

	4.6	Opinion of Company Counsel	16

	4.7	Board of Directors	16

	4.8	Registration Rights Agreement	16

	4.9	Shareholders’ Agreement	16

	4.10	Officer’s Certificate	17

	4.11	No Material Adverse Change	17

	4.12	No Litigation	17

	4.13	Payment of Expenses	17

	4.14	Share Certificates	17

	4.15	Shareholder Loan Repayment	17

	4.16	Other Long-term Liabilities	17

	4.17	Option Agreement	17

	4.18	Carrefour Agreement	17

	4.19	Software License Usage Agreement	17

	4.20	Share Option Pool	18

	4.21	Minimum Commitment	18

5.	Conditions of the Company’s Obligations at Closing		18

	5.1	Representations and Warranties True at Closing	18

	5.2	Qualifications	18

	5.3	Covenants	18

	5.4	Registration Rights Agreement	18

	5.5	Shareholders’ Agreement	18

6.	Affirmative Covenants of the Company		18

	6.1	Accounting and Reserves	19

	6.2	Payment of Taxes and Claims	19

	6.3	Availability of Ordinary Shares for Conversion	19

	6.4	Governing Instruments	19

	6.5	Employment Contracts	19

	6.6	Service Agreement	19

7.	Miscellaneous Provisions		20

	7.1	Inconsistent Agreements	20

	7.2	Survival; Termination	20

	7.3	Transfer of Successors and Assigns	20

	7.4	Governing Law and Jurisdiction	20

	7.5	Counterparts	20

	7.6	Titles and Subtitles	20

	7.7	Notices	20

	7.8	Expenses	21

	7.9	Attorneys’ Fees	21

	7.10	Amendments and Waivers	21

	7.11	Severability	21

	7.12	Delays or Omissions	21

	7.13	Entire Agreement	22

	7.14	Further Assurances	22

	7.15	Specific Performance	22

	7.16	Understanding Among Investors	22

	7.17	Publicity	22

	7.18	Confidentiality and Non-Disclosure.	22

SCHEDULES AND EXHIBITS

Designation	Description

Schedule I	Investors

Schedule II	Schedule of Exceptions

Schedule III	Corporate Particulars

Schedule IV	Corporate Particulars of Subsidiaries

Schedule V	Leased Property

Schedule VI	Notice Schedule

Exhibit A	Form of Amended and Restated Memorandum and Articles of Association

Exhibit B	Form of Registration Rights Agreement

Exhibit C	Form of Shareholders’ Agreement

Exhibit D	Company’s Shareholders

Exhibit E	Form of Opinion of Company’s Cayman Islands Counsel

Exhibit F	Form of Opinion of Company’s PRC Counsel

CGEN DIGITAL MEDIA COMPANY LIMITED

SERIES A PARTICIPATING PREFERRED SHARES PURCHASE AGREEMENT

THIS SERIES A PARTICIPATING PREFERRED SHARES PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of the 1st day of September, 2005, by and among CGEN Digital Media Company Limited, an exempted company with limited liability under the laws of the Cayman Islands (the “Company”), and each of the other parties listed on Schedule I hereto, (each of whom is referred to as an “Investor”).

WHEREAS, the Company desires to sell to the Investors at the Closing (as defined in Section 1.2 below), in accordance with the terms hereof and for an aggregate cash consideration up to Five Million Dollars (US$5,000,000), up to (i) Forty-Eight Million, Five Hundred Thirty-Eight Thousand Nine Hundred Seventy-Seven (48,538,977) of its authorized but unissued Series A Participating Preferred Shares, par value US$.01 per share (the “Series A Shares”), which are convertible into the Company’s ordinary shares, par value US$.01 (the “Ordinary Shares” and, together with the Series A Shares, the “Securities”).

WHEREAS, subject to the terms and conditions of this Agreement, the Investors desire to purchase the Series A Shares from the Company in the amounts set forth on Schedule I hereto.

IT IS HEREBY AGREED AS FOLLOWS:

1. Basic Terms of Purchase and Sale.

1.1 Purchase and Sale of Series A Shares.

The Company shall adopt on or before the date of the Closing an Amended and Restated Memorandum and Articles of Association in the form attached hereto as Exhibit A (the “Restated Articles”). The rights, preferences and privileges of the Series A Shares will be as provided in the Restated Articles.

Subject to the terms and conditions of this Agreement, each of the Investors agrees, severally and not jointly, to purchase from the Company at the Closing, and the Company agrees to sell and issue to each of the Investors at the Closing, that number of Series A Shares as is set forth opposite such Investor’s name on Schedule I with the aggregate amount to be paid by each Investor for the Series A Shares to be acquired by such Investor being as stated on Schedule I opposite such Investor’s name. The Company’s agreements with each of the Investors constitute separate sales, and each sale of the Series A Shares to each of the Investors is a separate sale.

1.2 The Closing. (a) The closing of the sale and purchase of the Series A Shares pursuant to this Agreement shall take place at the offices of Weil, Gotshal & Manges LLP, 4101 CITIC Square, 1168 Nanjing Rd. (W), Shanghai, on or about September 8, 2005, at 10:00 a.m., Shanghai time, or at such other time and place as the Company and each of the Investors may mutually agree (the “Closing”).

(b) At the Closing, the Company shall deliver to each Investor a certificate representing that number of the Series A Shares set forth on Schedule I opposite the name of such Investor against payment of the purchase price therefor (in the amount set forth opposite such Investor’s name on Schedule I) by bank check, wire transfer of immediately available funds, cancellation of indebtedness, or such other form of payment as shall be mutually agreed upon by such Investor and the Company. In the event that payment by an Investor is made, in whole or in part, by cancellation of indebtedness, then such Investor shall surrender to the Company for cancellation at the Closing any evidence of such indebtedness or shall execute an instrument of cancellation in form and substance reasonably acceptable to the Company. In addition, the Company at the Closing shall deliver to any Investor choosing to pay any part of the purchase price of the Series A Shares by cancellation of indebtedness, a check in the amount of any interest accrued on such indebtedness through the Closing. If, at the Closing, any of the conditions specified in Section 4 of this Agreement have not been fulfilled, each of the Investors shall, at its election, be relieved of all of its obligations under this Agreement.

1.3 Additional Closing(s).

(a) Condition of Additional Closing(s). At any time and from time to time during the thirty (30) day period immediately following the Closing (the “Additional Closing Period”), the Company may, at one or more additional closings (each an “Additional Closing”), without obtaining the signature, consent or permission of any of the Investors, offer and sell to other investors (“New Investors”), at a price per Series A Share equal to that paid by Investors at the Closing, up to that number of Series A Shares that is equal to Eight-Three Million (83,000,000) Series A Shares less the number of Series A Shares actually issued and sold by the Company at the Closing.

(b) Amendments. The Company and the New Investors purchasing Series A Shares at each Additional Closing will execute counterpart signature pages to this Agreement, the Registration Rights Agreement and Shareholders’ Agreement, each of which is referred to in Section 2.2, and such New Investors will, upon delivery to the Company of such signature pages, become parties to, and bound by, this Agreement, the Registration Rights Agreement and the Shareholders’ Agreement each to the same extent as if they had been Investors at the Closing. Immediately after each Additional Closing, Schedule I to this Agreement will be amended to list the New Investors purchasing Series A Shares hereunder and the number of Series A Shares purchased by each New Investor under this Agreement at each such Additional Closing. The Company will promptly furnish to each Investor copies of the amendments to Schedule I referred to in the preceding sentence.

(c) Status of New Investors. Upon the completion of each Additional Closing as provided in this Section 1.3, each New Investor will be deemed to be an “Investor” for all purposes of this Agreement and an “Investor” for all purposes of the Registration Rights Agreement and the Shareholders’ Agreement.

(d) The Company’s agreements with each of the Investors and Additional Investors constitute separate sales, and each sale of the Series A Shares to each of the Investors and each of the Additional Investors is a separate sale. Any breach or non-compliance with any of the terms of this Agreement by any Investor or Additional Investor shall not in any way effect the rights and obligations of any of the other Investors or Additional Investors.

2. Representations and Warranties of the Company.

The Company hereby represents and warrants to each Investor that, except as set forth on the Schedule of Exceptions attached hereto as Schedule II (which exceptions shall be deemed to be representations and warranties as if made hereunder), each of the matters set out in this Section 2 is true and correct as at the date of this Agreement.

2.1 Organization Good Standing and Qualification. Schedule III sets out the full corporate particulars of the Company. Schedule IV sets out full corporate particulars of each of the subsidiaries of the Company (the “Subsidiaries”) and Shanghai CGEN Digital Media Network Co., Ltd., a company organized under the laws of the People’s Republic of China (“OpCo”). The Company, the Subsidiaries and OpCo shall be collectively referred to as the “Group”. The details of each member of the Group as set out in Schedules III and IV are true and accurate. Each member of the Group is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the laws of the place of its incorporation or establishment and has the requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. Each member of the Group is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify could reasonably be expected to have a material adverse effect on its, or the Group’s business, operations, operating results, properties, assets, condition, liabilities or ability to perform any of its obligations under any contract or agreement (“Material Adverse Effect”).

2.2 Authorization. The Company has all requisite corporate power to execute and deliver this Agreement and to carry out and perform its obligations under this Agreement. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, the Restated Articles, the Registration Rights Agreement in the form attached as Exhibit B (the “Registration Rights Agreement”), the Shareholders’ Agreement in the form attached as Exhibit C (the “Shareholders’ Agreement”), and, together with the Restated Articles and the Registration Rights Agreement, the “Related Agreements”), the performance of all obligations of the Company hereunder and thereunder and the authorization, issuance and delivery of the Securities has been taken or will be taken prior to the Closing, and this Agreement, the Restated Articles and the Related Agreements constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting the rights of creditors generally, as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (ii) to the extent the indemnification provisions contained in the Registration Rights Agreement may be limited by applicable securities laws. The Series A Shares, when issued in compliance with the provisions of this Agreement, will be validly issued and will be fully paid and non-assessable and will have the rights, preferences and privileges described in the Restated Articles. The Ordinary Shares issuable upon conversion of the Series A Shares have been duly and validly reserved and, when issued in compliance with the provisions of this Agreement and the Restated Articles will be validly issued, fully paid and non-assessable. The Securities will be free of any liens, charges or encumbrances other than those created by or imposed upon the holders thereof through no action of the Company, and the Securities will be free of restrictions on transfer, other than the restrictions on transfer under this Agreement and the Related Agreements under applicable securities laws.

2.3 Capitalization, Share Incentive Plan.

As at the date of this Agreement and immediately prior to Closing, the authorized and issued capital of the Company is as set out in Schedule III. The authorized capital of the Company consists, or will consist, contemporaneously with, or immediately following the Closing, of:

(i) Preferred Shares. Two Hundred Million (200,000,000) Preferred Shares, par value US$.01, of which One Hundred Million (100,000,000) shares have been designated Series A Shares. The rights, privileges and preferences of the Series A Shares are as stated in the Restated Articles.

(ii) Ordinary Shares. Three Hundred Million (300,000,000) Ordinary Shares, par value US$.01, of which One Hundred Six Million Eight Hundred Seventy-Six Thousand Three Hundred Fifty-Five (106,876,355) are issued and outstanding and One Hundred Thirty Million (130,000,000) shall be reserved for issuance upon conversion of issued and outstanding shares of Series A Shares.

(iii) Issued Shares. A true and complete list of (x) the Company’s shareholders and their holdings and (y) those Persons (as defined below) holding options, warrants or other rights to purchase any class of the Company’s share capital (excluding conversion privileges of the Series A Shares) and their holdings is set forth in Exhibit D to this Agreement. All of the issued and outstanding shares of the Company as of the Closing (including the Series A Shares) are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with applicable securities laws.

(iv) Voting and Other Agreements. Except for (A) conversion privileges of the Series A Shares and (B) options to purchase an aggregate of up to 6,876,355 Ordinary Shares to be granted or reserved for issuance to present or former employees, officers or consultants of the Company pursuant to a share option plan to be approved prior to Closing, there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements, orally or in writing, for the purchase, redemption or acquisition from the Company of any shares of its share capital. Except as otherwise contemplated herein, the Company is not a party or subject to any agreement or understanding, and, to the best of the Company’s knowledge, there is no agreement or understanding between any individual partnership, limited liability company, joint venture, corporation, association trust or any other entity or organization (collectively, a “Person”) that affects or relates to (A) the voting or giving of written consents with respect to any security of the Company (including, without limitation, any voting agreements, voting trust agreements, shareholder agreements or similar agreements) or the voting by a director of the Company or (B) the sale, transfer or other disposition with respect to any security of the Company.

2.4 Subsidiaries. The Company does not currently own or control, directly or indirectly, any interest in any other corporation, association or other business entity other than in the Subsidiaries. No Person other than the Company holds any option, warrant or other right to purchase any class of any share capital of any of the Subsidiaries. All of the issued and outstanding shares of each of the Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with applicable securities laws.

2.5 Compliance with Other Instruments. No member of the Group is in violation or default of any provisions of (i) its Articles and Memorandum of Association (or equivalent charter documents) or (ii) any instrument, contract, undertaking, understanding, indenture or agreement to which it is a party or by which it is bound (each a “Contract”) or of any judgment, order, writ, decree, statute, rule or regulation applicable to such member of the Group, except where any such violation or default could not reasonably be expected to result in (x) the Group member’s loss of any right granted under any Contract or (y) a Material Adverse Effect. The execution, delivery and performance of this Agreement, the Related Agreements and the consummation of the transactions contemplated hereby and thereby will not result in any violation, or constitute a default, by any member of the Group under any such Contract, judgment, order, writ, decree, statute, rule or regulation or an event that results in the creation of any lien, charge or encumbrance upon any assets of any member of the Group whether with or without the passage of time or the giving of notice, or both.

2.6 Consents. No consent, approval, license, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority or any party to a Contract or any other third party is required by any member of the Group in connection with (x) the valid execution and delivery of this Agreement and the Related Agreements, (y) the offer and sale of the Securities or (z) the consummation of the transactions contemplated by this Agreement and the Related Agreements, except such filings as may be required under applicable securities laws, which filings will be timely filed within the applicable periods therefor and (iii) such as would not have a Material Adverse Effect.

2.7 Permits. Each member of the Group has all franchises, permits, licenses and any similar authority as necessary for the conduct of its business as now being conducted by it, except for those franchises, permits, licenses or similar authority the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect. No member of the Group is in material default under any of such franchises, permits, licenses or other similar authority. The execution, delivery and performance of and compliance with this Agreement and Related Agreements and the issuance of the Securities will not result in suspension, revocation, impairment, forfeiture or non-renewal of any such franchise, permit, license or similar authority that could reasonably be expected to result in a Material Adverse Effect.

2.8 Litigation. There is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened in writing against the Company or any of its properties nor is the Company aware that there is any basis for the foregoing, including, without limitation, any action, suit, proceeding or investigation that questions the validity of this Agreement or any Related Agreement or any action to be taken in connection herewith or therewith. Neither the Company nor any of its properties is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company currently intends to initiate.

2.9 Patents and Other Intangible Assets. All patents and patent rights, entity models, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, internet domain names and sub-domains, inventions, processes, formulas, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs (including all source codes), license rights to use packaged software and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, entity models, trademarks, service marks, copyrights and internet domain names and sub-domains (collectively, “Intellectual Property”) used in the business or businesses of any member of the Group:

(a) is owned by the Company or relevant member of the Group as the sole legal and beneficial owner, free of any license or encumbrance in favor of a third party (the “Group’s Intellectual Property”); or

(b) is used by the Group in accordance with the terms of a current license from the owner of that Intellectual Property (“Licensed IP”).

(c) None of the Group’s Intellectual Property has been wrongfully or unlawfully acquired by the Group. Each of the registrations (and applications therefor) of the Group’s Intellectual Property is valid. Neither any member of the Group nor any other Person has breached or alleged a breach of any of the licenses under the Licensed IP during the six years preceding the date of this Agreement. The Group’s Intellectual Property, and the validity or subsistence of the Group’s right, title and interest therein, is not the subject of any current, pending or threatened challenge, claim or proceedings, including for opposition, cancellation, revocation or rectification, and has not during the period of six years prior to Closing been the subject of any challenge, claim or proceeding, and to the Company’s knowledge there are no facts or matters that might give rise to any such challenge, claim or proceeding. The Group has taken commercially reasonable efforts to preserve the Group’s Intellectual Property and without limitation, all renewal fees regarding the Group’s Intellectual Property due on or before Closing have been paid in full. No member of the Group has entered into any agreement, arrangement or understanding (whether legally enforceable or not) for the licensing, or otherwise permitting the use or exploitation, of the Group’s Intellectual Property or that prevents, restricts or otherwise inhibits the Group’s freedom to use and exploit the Group’s Intellectual Property. To the Company’s knowledge, none of the Group’s Intellectual Property is currently being infringed by any third party or has been so infringed during the six-year period preceding Closing and no third party has threatened any such infringement. No third party has, during the two years preceding the date of this Agreement made, threatened or brought any challenge, claim or proceedings in relation to the Group’s use of the Licensed IP (and to the Company’s knowledge there are no facts or matters that might give rise to any such challenge, claim or proceedings). To the Company’s knowledge, the carrying on of the Group’s business or businesses as presently constituted does not require any licenses or consents from (except for standard end-user agreements with respect to commercially readily available intellectual property such as “off the shelf” computer software and for Licensed IP), or the making of royalty or similar payments to, any third party, no member of the Group uses or needs to use any processes or is engaged in any activities that infringe any Intellectual Property belonging to any third party and no member of the Group has within the six years preceding this Agreement used any Intellectual Property in a way that which has infringed or infringes the Intellectual Property rights of a third party. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court, that would interfere with the use of such employees’ best efforts to promote the interest of the Group or that would conflict with the Group’s business as conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Group’s business by the employees of the Group as conducted will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated. The Company does not believe it is or will be necessary to use any inventions of any of its employees (or persons it currently intends to hire) made prior to their employment with the Group.

2.10 Marketing Rights. No member of the Group has granted rights to market or sell its products to any other Person and no member of the Group is bound by any agreement that affects any such member of the Group’s exclusive right to market or sell its products.

2.11 Agreements, Action.

Neither the Company nor any member of the Group is a party to or bound by:

(i) any note, bond debenture or other evidence of indebtedness, or any Contract, judgment, order, writ, decree, commitment or understanding under which it has borrowed any money or issued any note, bond, debenture or other evidence of indebtedness, or any mortgage, pledge, security agreement, deed of trust, financing statement or other document granting any lien, encumbrance or security interest (including liens, encumbrances or security interests upon properties acquired under conditional sales, capital leases and other title retention or security devices), or any guaranty or endorsement (other than endorsements for collection in the ordinary course of business) of, or other contingent obligations in respect of, indebtedness for borrowed money or other liabilities or obligations of others, in any separate case in excess of US$500,000 in principal amount or US$1,000,000 in the aggregate;

(ii) any Contract, judgment, order, writ, decree, commitment, arrangement or understanding relating to any joint venture, partnership or sharing of profits or losses with any Person or entity or permitting any Person or entity to use any technology, know-how or proprietary information of the Company;

(iii) any Contract, instrument, judgment, order, writ, decree, commitment for the future purchase by any member of the Group of any materials, equipment, services or supplies that (A) involves the payment of more than US$500,000, (B) continues for a period of more than twelve months, (C) by its terms requires the Company to purchase the entire output or services of a supplier or (D) provides that any supplier will be the exclusive supplier of the Group;

(iv) any Contract, instrument, judgment, order, writ or decree for the sale or other disposition by the Group of its assets or properties other than in the ordinary course of business, or for the merger, or consolidation of any member of the Company with any other

Person;

(v) any Contract, instrument, judgment, order, writ or decree containing covenants purporting to limit the freedom of the Group to compete in any line of business or in any geographic area;

(vi) any Contract, instrument, judgment, order, writ or decree not elsewhere specifically disclosed pursuant to this Agreement involving the payment or receipt by any member of the Group of more than US$500,000 per year or US$1,000,000 over the term thereof;

(vii) any Contract with a consultant which provides for payment during the term of the Contract of more than US$500,000; or

(viii) any Contract with any employee of the Group that provides for payment of US$500,000 or more per annum.

True and complete copies of all Contracts identified in Section 2.11 of Schedule II (collectively, the “Scheduled Contracts”) have been made available to counsel for the Investors. The Company has not received any written notification of any breach, or default under any of the Scheduled Contracts.

No member of the Group has (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its share capital, (ii) other than as expressly set forth in the Financial Statements (as defined below in Section 2.17), incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of US$500,000 or in excess of US$1,000,000 in the aggregate, (iii) made any loans or advances to any Person or entity other than ordinary advances for travel expenses for employees in the ordinary course of business, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights other than in the ordinary course of business.

No member of the Group is a party to or bound by any Contract, or subject to any restriction under its Charter or other constitutional documents that will have a Material Adverse Effect on its business as currently conducted.

2.12 Brokers or Finders. Except as shown on the Schedule of Exceptions, no member of the Group has incurred, and will not incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement and the Related Agreements.

2.13 No Conflict of Interest. Except as described in the Financial Statements, no member of the Group is indebted, directly or indirectly, to any of its officers, directors or shareholders in any amount whatsoever other than in connection with expenses or advances of expenses incurred in the ordinary course of business. None of the officers, directors or shareholders of any member of the Group is indebted to such member of the Group, or any other member of the Group or, to the Company’s knowledge, have any direct or indirect ownership interest in any firm or corporation with which any member of the Group is affiliated or with which any member of the Group has a business relationship, or any firm or corporation that competes with the Group. No member of the Group is a guarantor or indemnitor of any indebtedness of any other Person. None of the officers, directors or shareholders of any member of the Group is directly or indirectly interested in any Contract with a member of the Group. None of the officers, directors or shareholders of any member of the Group or any affiliate of any such Person has had, either directly or indirectly, any interest in (a) any Person that purchases from or sells, licenses or furnishes to a member of the Group any goods, property, proprietary assets, Intellectual Property or other property rights or services; or (b) any Contract or agreement to which a member of the Group is a party or by which it may be bound or affected

2.14 Rights of Registration. Except as contemplated in the Registration Rights Agreement, no member of the Group has granted or agreed to grant to any Person any registration rights, including piggyback rights, that are pari passu or senior to the registration rights to be granted pursuant to the Registration Rights Agreement.

2.15 Corporate Documents and Minute Books. The copy of the minute books of the Company provided to the counsel for the Investors contains minutes of all material meetings of directors (including committees thereof) and shareholders and all material actions by written consent without a meeting by the directors and shareholders since the date of incorporation and reflects all actions by the directors (and any committee of directors) and shareholders with respect to all transactions referred to in such minutes accurately in all material respects.

2.16 Title to Property and Assets. (a) Each member of the Group owns its property and assets free and clear of all mortgages, liens, loans and encumbrances, except such mortgages, encumbrances, loans and liens that arise in the ordinary course of business and do not materially impair such member of the Group’s ownership or use of such property or any assets. With respect to the property and assets it leases, including the leased property described on Schedule V, the relevant member of the Group is in compliance in all material respects with such leases and, to the Company’s knowledge, holds a valid leasehold interest free of any material liens, claims, loans or encumbrances and is in compliance with such leases.

(b) Each member of the Group owns or has a valid right to use all its property and assets necessary for its business as now conducted, including the leased property described on Schedule V, and, to its knowledge, without any infringement of the rights of others. There are no outstanding options, licenses or agreements of any kind granted by any member of the Group relating to any of its property or assets, nor is any member of the Group bound by or a party to any options, licenses or agreements of any kind with respect to any of the property or assets of any other Person except, in either case, for standard end-user agreements with respect to commercially readily available intellectual property such as “off the shelf” computer software.

2.17 Financial Statements. (a) The Company has delivered to the Investors its unaudited consolidated financial statements (including balance sheet and profit and loss statement and statement of cash flows, the “Financial Statements”) as of and for the six months ended June 30, 2005 (the “Balance Sheet Date”). The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein. Except as set forth in the Financial Statements, no member of the Group has any liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the Balance Sheet Date and (ii) obligations under contracts and commitments incurred in the ordinary course of business, which, in both cases, individually or in the aggregate would not have a Material Adverse Effect.

(b) The Company has delivered to the Investors the audited financial statements (including balance sheet and profit and loss statement and statement of cash flows) of OpCo as of and for the nine months ended September 30, 2004, its unaudited consolidated financial statements (including balance sheet and profit and loss statement and statement of cash flows, as of and for the nine months ended June 30, 2005 (the “OpCo Financial Statements”) which fairly present in all material respects the financial condition and operating results of OpCo as of the dates, and for the periods, indicated therein. Except as set forth in such financial statements, OpCo has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to June 30, 2005 and (ii) obligations under contracts and commitments incurred in the ordinary course of business, which, in both cases, individually or in the aggregate would not have a Material Adverse Effect.

2.18 Changes. For the purposes of this Section, the Financial Statements shall be deemed to include the OpCo Financial Statements. Since the Balance Sheet Date, there has not been:

(i) any change in the business, assets, properties, liabilities, condition or operating results of the Group from that reflected in the Financial Statements, except changes in the ordinary course of business that could not result in a Material Adverse Effect;

(ii) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the business, assets, properties, liabilities or condition or operating results of the Group;

(iii) any waiver (or partial waiver) or compromise by any member of the Group of a valuable right or of a material debt owed to it;

(iv) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by any member of the Group, except in the ordinary course of business that is not material to the business, properties or condition of such member of the Group;

(v) any material change to a Contract entered into by any member of the Group;

(vi) any change in any compensation arrangement or agreement with any employee, officer, director, shareholder, consultant or finder of any member of the Group;

(vii) any sale, assignment or transfer of Group’s Intellectual Property;

(viii) any sale, assignment or transfer of any tangible assets of the Group, except in the ordinary course of business;

(ix) any resignation or termination of employment of any officer or key employee of the Group;

(x) receipt of notice that there has been a loss of, or order cancellation by, any major customer of any member of the Group or cancellation or discontinuance by any major supplier or service provider of any member of the Group;

(xi) any mortgage, pledge, transfer of a security interest in, or lien, created by any member of the Group with respect to any of its properties or assets, except liens for taxes not yet due or payable;

(xii) any payment, loan, advance or guaranty made by any member of the Group to, or any sale, transfer or lease of any properties or assets by any member of the Group or any other agreement or arrangement entered into by any member of the Group with or for the benefit of, its employees, officers, directors or shareholders other than travel advances to employees or directors made in the ordinary course of its business consistent with past practice;

(xiii) any declaration, setting aside or payment or other distribution in respect to any of the share capital of any member of the Group, or any direct or indirect redemption, purchase or other acquisition of any of such share capital by any member of the Group;

(xiv) any change in the line of business of any member of the Group;

(xv) any debt, obligation (other than contracts with the Group’s customers in the ordinary course of business), or liability incurred, assumed or guaranteed by any member of the Group individually in excess of US$500,000; or

(xvi) any arrangement or commitment by any member of the Group to do any of the above items described in this Section 2.18.

2.19 Employment Benefit Plans. No member of the Group is a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee or consultant compensation plan or agreement. No employee of any member of the Group has been granted the right to continued employment by such member of the Group or to any material compensation following termination of employment with such member of the Group.

2.20 Tax, Tax Returns and Payments. (a) Each member of the Group has filed or caused to be filed all required Tax Returns (as defined below) with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed by each member of the Group and all Taxes (as defined below) shown on such Tax Returns payable by such entity have been properly accrued or paid to the extent such Taxes have become due or are being contested in good faith, and for which reserves therefor have been established by the Group in accordance with generally accepted accounting principles. No member of the Group has executed any waiver or extensions of any statute of limitations on the assessment or collection of any Tax or with respect to any liability arising therefrom. None of the income Tax Returns for any member of the Group has been audited by any taxing authority. For purposes of this Section 2.20, “Taxes” means any central, provincial or local taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions; and “Tax Return” means any central, provincial or local tax return, report, statement and other similar filings required to be filed by any member of the Group with respect to Taxes.

(b) The provisions for taxes in the respective Financial Statements are sufficient for the payment of all accrued and unpaid applicable taxes of the relevant member of the Group, whether or not assessed or disputed as of the date of each such balance sheet. There have been no examinations or audits of any tax returns or reports by any applicable governmental authority, except during routine annual inspection of the Subsidiaries incorporated in the People’s Republic of China (“PRC”) by the relevant PRC governmental authorities. Since the Balance Sheet Date, none of the members of the Group has incurred any taxes, assessments or governmental charges other than in the ordinary course of business and each member of the Group has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period. No member of the Group has entered into or been engaged in or been a party to any transaction or any transaction or series of transactions or scheme or arrangement of which the main or dominant purpose or one of the main or dominant purposes was the avoidance or deferral of or reduction in the liability to tax of such member of the Group. No tax scheme in effect, as previously applied in the Financial Statements has been illegal under any applicable laws.

2.21 Insurance. Each member of the Group has in full force and effect insurance policies in amounts customary for companies similarly situated and nothing has been done or omitted to be done by or on behalf of such member of the Group that would make any policy of insurance void or voidable or enable the insurers to avoid the same and there is no claim outstanding under any such policy and to the Company’s knowledge there are no circumstances likely to give rise to such a claim or result in an increased rate of premium. All information furnished in obtaining or renewing the insurance policies of any member of the Group was accurate in all material respects when given and any change in that information required to be given was correctly given in all material respects. No member of the Group is in default under any of these policies or suffered any uninsured losses or waived any rights of material or substantial value or allowed any insurances to lapse. The Company has not been refused any insurance coverage sought or applied for, and the Company has not been notified in writing that it will be unable to renew its existing insurance coverage.

2.22 Labor Agreements and Actions. No member of the Group is bound by or subject to any written or oral, express or implied, contract, commitment or arrangement (including, without limitation, collective bargaining agreements) with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of any member of the Group. There is no strike or other labor dispute involving any member of the Group pending, or to the knowledge of the Company, threatened, that could reasonably be expected to have a Material Adverse Effect. Each member of the Group has complied in all material respects with all applicable laws related to employment. No member of the Group has engaged in any unfair labor practice that could reasonably be expected to result in a Material Adverse Effect. No member of the Group has a present intention to terminate the employment of any officer or key employee, or any group of key employees.

2.23 Environmental and Safety Laws. To the Company’s knowledge, no member of the Group is in violation in any material respect with any applicable statute, law or regulation relating to the environment or occupational health and safety that would have a material adverse effect on its employees, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

2.24 No Other Business. The Company was formed solely to acquire and hold an equity interest in CGEN Media Tech. Co., Ltd., a company organized under the laws of Hong Kong (“CGEN Media”) and CGEN Digital Tech (Shanghai) Co., Ltd., a company organized under the laws of the PRC (“CGEN PRC”) (indirectly through its ownership of CGEN HK). Since their formation, the Company and the CGEN HK have not engaged in any business and have not incurred any liability except in the ordinary course of their business of acquiring and holding the equity interest of CGEN HK and CGEN PRC, respectively.

2.25 Other Representations and Warranties Relating to CGEN PRC.

(i) The constitutional documents and certificates and related material Contracts of CGEN PRC are valid and have been duly approved or registered (as applicable) by competent PRC governmental authorities.

(ii) All material consents, approvals, authorizations or licenses requisite under the PRC law for the due and proper establishment and operation of CGEN PRC have been duly obtained from the relevant PRC governmental authorities and are in full force and effect.

(iii) All filings and registrations with the PRC governmental authorities required in respect of CGEN PRC and its operations including, without limitation, the registrations with Foreign Economic Relations and Trade Commission, State Administration of Industry and Commerce, State Administration for Foreign Exchange, tax bureau and customs authorities have been duly completed in accordance with the relevant PRC rules and regulations.

(iv) CGEN PRC has complied with all relevant PRC laws and regulations regarding the contribution and payment of its registered share capital, the payment schedule of which has been approved by the relevant PRC government authorities. There are no outstanding rights of, or commitments made by, the Company or CGEN PRC to sell any equity interest in CGEN PRC.

(v) CGEN PRC is not in receipt of any letter or notice from any relevant PRC governmental authority notifying it of revocation of any licenses issued to it for non-compliance or the need for compliance or remedial actions in respect of the activities carried out by CGEN PRC.

(vi) CGEN PRC has conducted its business activities within the permitted scope of business or has otherwise operated its business in material compliance with all relevant legal requirements and with all requisite licenses and approvals granted by competent PRC governmental authorities.

(vii) As to licenses and approvals requisite for the conduct of any part of CGEN PRC’s business which are subject to periodic renewal, no member of the Group is aware of any grounds on which such requisite renewals will not be granted by the relevant PRC governmental authorities.

(viii) With regard to employment and staff or labor, CGEN PRC has complied with all applicable PRC laws and regulations in all material respects, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions or the like.

2.26 Disclosure and Accuracy of Information. Each member of the Group has fully provided the Investors with all the relevant information that the Investors have requested for deciding whether to subscribe for the Securities. All information contained in this Agreement (including the Recitals, Exhibits and the Schedules) and the other documents referred to herein (except such information as provided by the Investors) and the Related Agreements is true, accurate and complete in all respects and not misleading in any respect.

2.27 Reliance. The Company acknowledges that the Investors have entered into this Agreement in reliance upon the representations and warranties given by them and that they are given with the intention of inducing the Investors to enter into this Agreement.

2.28 Warranties Separate and Independent. Each of the warranties is separate and independent and, except as provided in the Schedule of Exceptions, is not limited: (a) by reference to any other paragraph of Section 2; or (b) by anything in this Agreement, and none of the warranties shall be treated as qualified by any constructive knowledge on the part of the Investors or any of their respective agents. Each of the warranties is without prejudice to any other warranty and, except where expressly stated otherwise, no provision contained in this Agreement shall govern or limit the extent or application of any other warranty. A reference made to a particular part of a document when making a disclosure under the Schedule of Exceptions of any matter shall not be treated as a disclosure of the whole document.

2.29 Knowledge. Any knowledge, information, belief or awareness (as applicable) of the Company includes knowledge, information, belief or awareness that it would have if the principal executive and financial officers of the Company had made diligent enquiries.

3. Representations and Warranties of the Investor.

Each Investor, severally and not jointly, hereby represents and warrants to the Company as follows:

3.1 Authorization. This Agreement and the Related Agreements, when executed and delivered by such Investor, will each constitute a valid and legally binding obligation of such Investor, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (ii) to the extent the indemnification provisions contained in the Registration Rights Agreement may be limited by applicable securities laws.

3.2 Purchase Entirely for Own Account. This Agreement is made with the Investor in reliance upon the Investor’s representation to the Company, which by the Investor’s execution of this Agreement the Investor hereby confirms, that the Securities to be acquired by the Investor will be acquired for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of securities laws. The Investor represents that it has the requisite power and authority to enter into, execute, deliver and perform this Agreement.

3.3 Investment Experience. Each Investor represents that such Investor is experienced in evaluating and investing in private placement transactions of securities of companies in a similar stage of development to the Company and acknowledges that such Investor is able to fend for himself, herself or itself, can bear the economic risk of such Investor’s investment, and has such knowledge and experience in financial and business matters that such Investor is capable of evaluating the merits and risks of the investment in the Securities. The Investor has had the opportunity to inquire of the Company and its senior management regarding information the Investor believes is necessary for it to make an informed decision in purchasing the Securities, has received all information so requested and has had the opportunity to conduct such due diligence review as it has deemed appropriate.

3.4 No Public Market. The Investor acknowledges that the Securities must be held indefinitely. The Investor understands that no public market now exists for any of the securities issued by the Company, that the Company has made no assurances that a public market will ever exist for the Securities.

3.5 Brokers or Finders. Except as disclosed in the Schedule of Exceptions, the Company will not incur, directly or indirectly, as a result of any action taken by the Investor, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement. Each Investor agrees to indemnify and hold harmless the Company and each other Investor from any commission or compensation in the nature of a finder’s fee (and the costs and expenses of, defending against such liability or asserted liability) for which such indemnifying Investor or any of its officers, employees or representatives is responsible.

3.6 Compliance with Laws. Such Investor is satisfied as to the full observance of the securities laws of such Investor’s jurisdiction in connection with any invitation to subscribe for the Securities or any transaction contemplated by this Agreement, including (i) the legal requirements of such Investor’s jurisdiction for the purchase of the Securities and (ii) any governmental or other consents that may be relevant to the purchase, holding, redemption, sale or transfer of the Securities. Such Investor’s subscription and payment for, and such Investor’s continued beneficial ownership of, the Securities will not violate any applicable securities laws of such Investor’s jurisdiction.

4. Conditions to Investors’ Obligations at Closing.

The obligations of each of the Investors under this Agreement are subject to the fulfillment, or the waiver by each of the Investors, of the conditions set forth in this Section 4 on or before the Closing.

4.1 Accuracy of Representations and Warranties. Each representation and warranty of the Company contained in this Agreement shall be true in all material respects on and as of the date of the Closing with the same effect as though such representation and warranty had been made on and as of that date. The Ordinary Shares into which the Series A Shares are convertible shall represent not less than 28.2353% of the share capital of the Company at the time of Closing.

Immediately prior to the Closing, the Company shall provide each of the Investors with a new Schedule of Exceptions, updated for such Closing.

4.2 Performance. The Company shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

4.3 Compliance Certificate. The chief executive officer of the Company shall deliver to the Investors at the Closing a certificate certifying that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

4.4 Qualifications and Consents. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body and all consents and approvals of any third party that are required in connection with the lawful consummation of the transactions provided for herein and in the Related Agreements (including, without limitation, the lawful issuance and sale of the Securities pursuant to this Agreement) shall be obtained and effective as of the Closing without the imposition of any obligations, liabilities or conditions adverse to the Company or any Investor. Without limiting the generality of the foregoing, each of the Company’s existing shareholders shall have waived any preemptive right or right of first offer (or any comparable right) any such shareholder may have to purchase any of the Securities.

4.5 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and the Related Agreements at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investors’ counsel, and the Investors’ counsel shall have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

4.6 Opinion of Company Counsel. The Investors shall have received from (i) Conyers, Dill & Pearman, special Cayman Islands counsel for the Company, a legal opinion dated as of the Closing, in the form of Exhibit E; and (ii) Grandall Legal Group, special PRC counsel to the Group, a legal opinion dated as of the Closing, in the form of Exhibit F.

4.7 Board of Directors. The Restated Articles shall reflect that the size of the Board of Directors of the Company shall be set at five (5) voting members and two (2) non-voting observers. As of the Closing, the Board of Directors of the Company shall consist of Y.S. CHAN, Guan Yong TIAN, a nominee of the holders of Ordinary Shares, two nominees of holders of Series A Share as voting members (of whom at least one shall be nominated by S.I. Technology Venture Capital Limited) and up to two non-voting observers, one of whom shall be nominated by Sumitomo Corporation Equity Asia Limited.

4.8 Registration Rights Agreement. The Company and each of the other Investors shall have executed and delivered the Registration Rights Agreement.

4.9 Shareholders’ Agreement. Each holder of Ordinary Shares listed on Exhibit D (the “Principal Shareholders”) and each of the other Investors shall have executed and delivered the Shareholders’ Agreement.

4.10 Officer’s Certificate. The Company’s Secretary shall have delivered to each Investor a certificate dated as of the Closing and signed by the Secretary certifying, among other things, copies of the Board of Directors and shareholder resolutions approving the transactions contemplated by this Agreement and the Related Agreements and true and correct copies of the Restated Articles and the By-laws.

4.11 No Material Adverse Change. Since the execution of this Agreement, there shall not have occurred any event or condition which has had, or could reasonably be expected to have, a material adverse change in the business, assets, properties, liabilities or condition of the Company.

4.12 No Litigation. There shall not be any action, suit, proceeding or investigation of or before any governmental authority pending or threatened (i) with respect to this Agreement, the Related Agreements or any of the transactions contemplated hereby or thereby or (ii) which could reasonably be expected to result in a Material Adverse Effect.

4.13 Payment of Expenses. The Company shall have paid all fees and expenses in accordance with Section 7.8 hereof.

4.14 Share Certificates. At the Closing, the Company shall have tendered to each Investor a certificate representing shares of Series A Shares in accordance with Schedule I hereof, all in form and substance reasonably satisfactory to such Investor.

4.15 Shareholder Loan Repayment. The Company shall have provided documentary evidence and pro forma financial statements to the Investors showing that a loan from certain shareholders of the Company to the Company in the amount of approximately RMB18.0 million as shown on the Company’s most recent balance sheet has been discharged.

4.16 Other Long-term Liabilities. The Company shall have provided documentary evidence and pro forma financial statements to the Investors showing that (a) the loan to OpCo of approximately RMB16.22 million as shown on the Company’s most recent balance sheet has been discharged and the amount thereof converted to sales; (b) the loan to OpCo of approximately RMB13.78 million as shown on the Company’s most recent balance sheet has been discharged and the amount thereof converted to share capital; and (c) OpCo has been released from liability for the amount guaranteed by OpCo in the amount of approximately US$1.5 million.

4.17 Option Agreement. CGEN PRC shall have entered into an agreement with Shanghai CGEN Digital Media Network Co., Ltd. (“Shanghai CGEN”) providing for the option of CGEN PRC to purchase on terms satisfactory to the Investors at Closing sufficient share capital to control Shanghai CGEN.

4.18 Carrefour Agreement. The Company or a subsidiary thereof shall have provided evidence that it has entered into an agreement with the Carrefour Group or its subsidiary in the PRC to be the sole provider of in-store electronic screen-based advertising in Carrefour hypermarkets in the PRC, subject to any confidentiality restrictions in such agreement.

4.19 Software License Usage Agreement. CGEN PRC shall have entered into a Software License Usage Agreement with Shanghai CGEN Info. Systems Co., Ltd. on terms that are satisfactory to the Investors.

4.20 Share Option Pool. Prior to Closing, the Company’s Board of Directors shall have approved a plan granting or reserving for issuance options to purchase Ordinary Shares, which plan shall be for present or former employees, officers or consultants of the Company and shall contain upon Closing an amount of reserved Ordinary Shares not exceeding 4% of the Company’s total Ordinary Shares after giving effect to exercise or conversion of all securities of the Company exercisable for or convertible into Ordinary Shares.

4.21 Minimum Commitment. The Company shall have received pursuant to this Agreement commitments to purchase Series A Shares in an amount not less than US$5.0 million.

If at the Closing the Company fails to tender to the Investors the documents specified herein which are required to be delivered to the Investors at the Closing or if at the Closing any of the conditions specified in this Section 4 have not been fulfilled to each Investor’s satisfaction, or waived by each Investor, such Investor shall, at its election, be relieved of all further obligations under this Agreement.

5. Conditions of the Company’s Obligations at Closing.

The obligations of the Company under Section 1 of this Agreement are subject to the fulfillment, or waiver by the Company, of each of the following conditions on or before the Closing.

5.1 Representations and Warranties True at Closing. The representations and warranties of the Investors contained in Section 3 hereof shall be true in all material respects on and as of the date of the Closing with the same effect as though said representations and warranties had been made on and as of that date.

5.2 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be obtained and effective as of the date of the Closing.

5.3 Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Investors on or prior to the date of the Closing shall have been performed or complied with.

5.4 Registration Rights Agreement. Each Investor shall have executed and delivered the Registration Rights Agreement.

5.5 Shareholders’ Agreement. Each Investor shall have executed and delivered the Shareholders’ Agreement.

6. Affirmative Covenants of the Company.

The Company hereby covenants and agrees with the Investors as follows:

6.1 Accounting and Reserves. The Company shall maintain a standard and uniform system of accounting and shall keep proper books and records and accounts in which full, true and correct entries shall be made of its transactions, all in accordance with generally accepted accounting principles applied on a consistent basis through all periods, and shall set aside on such books for each fiscal year all such proper reserves for depreciation, obsolescence, amortization, bad debts and other purposes in connection with its operations as are required by such principles so applied.

6.2 Payment of Taxes and Claims. The Company shall pay and discharge promptly all lawful taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties, real, personal or mixed, before the same shall become delinquent, as well as all lawful claims for labor, materials and supplies which, if unpaid, would by law become a lien or charge upon its properties; provided that if both of the following conditions are met in any instance, the Company shall not be obligated, to pay or discharge, or to cause to be paid or discharged, such tax, assessment, charge, levy or claim: (i) if and for so long as the Company is contesting in good faith by appropriate proceedings the amount, applicability or validity thereof, and (ii) if the Company has set aside on its books reserves deemed by it in accordance with generally accepted accounting principles to be adequate with respect to such tax, assessment, charge, levy or claim.

6.3 Availability of Ordinary Shares for Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, such number of its duly authorized Ordinary Shares as shall be sufficient to effect the conversion of the Series A Shares. If at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of the Series A Shares, or otherwise comply with the terms of this Agreement or any Related Agreement, the Company shall forthwith take such corporate action as may be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes.

6.4 Governing Instruments. The Company shall not amend the Restated Articles in any manner adverse to the rights of the holders of the Series A Shares.

6.5 Employment Contracts. Within six months following Closing, the Company shall use its best efforts to enter into employment contracts with a person acting as chief financial officer and another person acting as chief operating officer, on terms that are satisfactory to the Investors.

6.6 Service Agreement. CGEN PRC shall enter into the following agreements with OpCo on terms that are reasonably satisfactory to the Investors as soon as practicable after Closing, but in any event not more that 2 months after Closing:

(i) Technical Consulting and Service Agreement;

(ii) Market Development and Customer Support Service Agreement; and

(iii) Share Pledge;

7. Miscellaneous Provisions.

7.1 Inconsistent Agreements. The Company shall not, and it shall cause each of its subsidiaries not to, enter into any agreement containing any provision that would (a) be violated or breached by the exercise or performance by the Company or its subsidiary of any of their respective rights or obligations under this Agreement or any Related Agreement or (b) impair in any material respect the ability of the Company or any subsidiary to comply with the terms of this Agreement or any Related Agreement.

7.2 Survival; Termination. Subject to the last sentence of this Section 7.2, the warranties, representations and covenants of the Company and the Investors contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and shall in no way be limited, diminished or affected by any investigation made by or on behalf of the Investors. This Agreement, including the representations, warranties and covenants made herein, will terminate on the closing of a Qualified Public Offering (as such term is defined in the Restated Articles).

7.3 Transfer of Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties to this Agreement; provided, however, that this Agreement may be assigned to any affiliate of an Investor or any subsequent holder of any Securities. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective permitted successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.4 Governing Law and Jurisdiction. It is the intention of the parties that the internal laws of Hong Kong, as such laws are applied to agreements between Hong Kong residents entered into and to be performed entirely within Hong Kong, shall govern this Agreement in all respects, whether or not all parties hereto are residents of Hong Kong and the parties hereto shall submit to the non-exclusive jurisdiction of the courts of Hong Kong.

7.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.6 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.7 Notices.

(a) All notices, requests, demands and other communications under this Agreement or (i) in connection herewith shall be given to or made upon (i) the Investors at each such Investors address set forth on Schedule VI with a copy to counsel to such Investor indicated thereon; and (ii) the Company at CGEN Digital Media Company Limited, Suite 3293-94, Tower B, City Center of Shanghai, No. 100 Zunyi Rd., Shanghai 200051; fax: +86 21 6237 1918, attention: Chief Executive Officer, with a copy to Weil, Gotshal & Manges LLP, 4101 CITIC Square, 1168 Nanjing Rd. (W), Shanghai; fax: +86 21 5292 9166, attention: David Meredith, Esq.

(b) All notices, requests, demands and other communications given or made in accordance with the provisions of this Agreement shall be in writing, and shall be sent by airmail, return receipt requested, or by facsimile with confirmation of receipt, and shall be deemed to be given or made when receipt is so confirmed.

(c) Any party may, by written notice to the Company, alter its address or respondent, and such notice shall be considered to have been given three (3) days after the airmailing or faxing thereof.

7.8 Expenses. Each of the Company and the Investors shall bear their own expenses incurred with respect to this Agreement, the Related Agreements and the transactions contemplated hereby and thereby; provided, however, the Company will pay at the Closing the reasonable out-of-pocket expenses of the Investors, including, without limitation, the reasonable fees and expenses of one firm of counsel to the Investors, attributable to the negotiation, execution and delivery of this Agreement, the Related Agreements or the transactions contemplated hereby, transaction fees and travel expenses in an amount not exceeding US$50,000.

7.9 Attorneys’ Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement or any Related Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled as determined by such court, equity or arbitration proceeding.

7.10 Amendments and Waivers. Any term of this Agreement may be amended only with the written consent of the Company and the holders of a majority of the Ordinary Shares issued or issuable upon conversion of the Series A Shares. Any amendment or waiver effected in accordance with this Section 7.10 shall be binding upon each of the Investors and each transferee of the Securities, each future holder of all such securities and the Company.

7.11 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary, shall be severed from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

7.12 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any holder of any of the Securities, upon any breach or default of the Company under this Agreement shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder shall be cumulative and not alternative.

7.13 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly canceled.

7.14 Further Assurances. Upon request of any of the Investors, all parties hereto agree to promptly execute and deliver all such other instruments and take all such other actions as any Investor may reasonably request from time to time in order to effectuate and carry out the purposes, privileges, restrictions, rights and duties of the parties and the other provisions of this Agreement and the Related Agreements.

7.15 Specific Performance. The parties hereby declare that it is impossible to measure in money the damages that will accrue to a party hereto by reason of a failure to perform any of the obligations under this Agreement and that a breach hereof shall cause irreparable injury and, in addition to any other right or remedy available to the parties hereto at law or in equity, any injured party hereunder shall be entitled to enforcement by court injunction or specific performance of the obligations of the parties hereunder, without the necessity for posting a bond. Notwithstanding the foregoing sentence, nothing herein shall be construed as prohibiting any injured party hereunder from also pursuing any other rights or remedies for such breach or threatened breach, including receiving damages and attorneys’ fees. The election of any remedy shall not be construed as a waiver on the part of any injured party hereunder of any right such party may otherwise have at law or in equity, which rights and remedies shall be cumulative.

7.16 Understanding Among Investors. The decision of each Investor to purchase Securities pursuant to this Agreement has been made by such Investor independently of any other Investor and independently of any statements or opinions as to the condition (financial or otherwise) of the Company that may have been made or given by any other Investor or by any agent or employee of any other Investor. Each Investor acknowledges that no other Investor has acted as agent for such Investor in connection with making its investment hereunder and that no other Investor will be acting as agent of such Investor in connection with monitoring its investment hereunder.

7.17 Publicity. Except as may be required by applicable law, the Company shall not use the name of, or make reference to, any Investor or any of its affiliates in any press release or in any public manner without such Investor’s prior written consent.

7.18 Confidentiality and Non-Disclosure.

(a) The Investors acknowledge that the Company could be irreparably damaged if trade secrets concerning the business and affairs of the Company were disclosed to or utilized on behalf of any person. Each of the Investors covenants and agrees to and with the Company that, except as otherwise provided in this Agreement, it will not, at any time, directly or indirectly, without the prior written consent of the Company, divulge, and will not authorize any of its partners, shareholders, directors, officers, employees or agents to divulge, to any person any trade secrets if such release is intended for, or may result in, its public dissemination. The foregoing requirements of confidentiality shall not apply to information: (i) that is now or in the future becomes freely available to the public through no fault of or action by the using or disclosing party and not in violation of any confidentiality obligation owed by any other Person; (ii) that is the possession of the using or disclosing party prior to the time such information was obtained from the Company or that is independently acquired by the using or disclosing party without the aid, application or use of such other information; (iii) that is obtained by the using or disclosing party in good faith without knowledge of any breach of a secrecy arrangement from a third party; or (iv) that is required to be disclosed by applicable law or order of government agency or self-regulatory body (including, without limitation, the Hong Kong Stock Exchange).

(b) Non-Disclosure of Terms. The terms and conditions of this Agreement, the Related Agreements and all exhibits and schedules attached hereto and thereto (collectively, the “Financing Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any party hereto to any third party except in accordance with the provisions set forth below; provided that such confidential information shall not include any information that is in the public domain other than by the breach of the confidentiality obligations hereunder.

(c) Press Releases, Etc. Any press release issued by any party hereto or any member of the Group shall not disclose any of the Financing Terms and the final form of such press release shall be approved in advance in writing by the Investors. No other announcement regarding any of the Financing Terms in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without the Investors’ prior written consent.

(d) Permitted Disclosures. Notwithstanding the foregoing, any party may disclose any of the Financing Terms to its current or bona fide, employees, bankers, lenders, partners, accountants and attorneys and other professional advisers, in each case only where such persons or entities are under appropriate non-disclosure obligations. Without limiting the generality of the foregoing, the Investors shall be entitled to disclose the Financing Terms for the purposes of fund reporting or inter-fund reporting or to its fund manager, other funds managed by its fund manager and their respective auditors, directors, officers, employees, shareholders or investors.

(d) Legally Compelled Disclosure. In the event that any party is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to disclose the existence of this Agreement and exhibits and schedules attached to such agreement, or any of the Financing Terms hereof in contravention of the provisions of this Section 7.18, such party (the “Disclosing Party”) shall provide the other parties (the “Non-Disclosing Parties”) with prompt written notice of that fact and use all reasonable efforts to seek (with the cooperation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to keep confidential such information to the extent reasonably requested by any Non-Disclosing Party.

(e) Notices. All notices required under this section shall be made pursuant to Section 7.7 of this Agreement.

(f) This Section 7.18 shall survive the termination of this Agreement and the other Related Documents.

IN WITNESS WHEREOF, the parties hereto have executed this Series A Participating Preferred Share Purchase Agreement with the intent and agreement that the same shall be effective as of the day and year first written above.

COMPANY:

Address: Suite 3293-94, Tower B, City Center of Shanghai No. 100 Zunyi Rd. Shanghai 200051, P.R. China Fax: +86 21 6237 1918	CGEN DIGITAL MEDIA COMPANY LIMITED
Attention: CEO	/s/
By: Title:

Address: 26/F, Harcourt House 39 Gloucester Road Wanchai, Hong Kong Fax: +852 2520 0128	S.I. TECHNOLOGY VENTURE CAPITAL LIMITED
Attn: Philip P. Zhai, PhD	/s/
By: Title:

Address: Suite 602, 6th Floor One International Finance Centre One Harbour View Street, Central Hong Kong Fax: +852 2295 0600	SUMITOMO CORPORATION EQUITY ASIA LIMITED
Attention: Joe Chang	/s/
By: Title:

Address: Suite 3293-94, Tower B, City Center of Shanghai No. 100 Zunyi Rd. Shanghai 200051, P.R. China Fax: +86 21 6237 1918	NEW MEDIA TECHNOLOGY LTD.
Attention: CEO	/s/
By: Title:

SIGNED, SEALED and DELIVERED by /s/ in the presence of:-

Signature of Witness

Name of Witness

Address: Suite 3293-94, Tower B, City Center of Shanghai No. 100 Zunyi Rd. Shanghai 200051, P.R. China	CHAN YI SING
Fax: +86 21 6237 1918	/s/
By: Title:

Schedule I

Investor	Series A Shares to be Purchased	Total Purchase Price
S.I. Technology Venture Capital Limited	33,977,284	US$3,500,000

Sumitomo Corporation Equity Asia Limited	9,707,795	US$1,000,000

New Media Technology Ltd.	4,368,508	US$450,000

CHAN Yi Sing	485,390	US$50,000

Total:	48,538,977	US$5,000,000

Schedule II

Schedule of Exceptions

Section 2.4

The Company has the following subsidiaries:

1.	CGEN Media Tech. Co., Ltd., a company organized under the laws of Hong Kong.

2.	CGEN Digital Tech. (Shanghai) Co., Ltd. , a company organized under the laws of the People’s Republic of China.

Section 2.10

A Group member had a contract with Media Nation for Media Nation to act as sales agent, which contract has been terminated.

Section 2.11: Scheduled Contracts

1.	The financial statements of the Group disclose a liability for a bank loan of approximately RMB17 million. A liability for a loan of approximately RMB8 million, in accordance with the closing conditions in Section 4 of the Agreement, is expected to be converted prior to Closing. A liability for a shareholder loan of approximately RMB10 million, in accordance with the closing conditions in Section 4 of the Agreement is expected to be converted into share capital prior to Closing. A liability for approximately US$1.5 million is guaranteed by OpCo and in accordance with the closing conditions in Section 4 of the Agreement is expected to be discharged prior to Closing. The foregoing transactions are referred to as the “Restructuring Transactions”.

2.	OpCo licenses software and IP from Shanghai CGEN Info. Systems Co., Ltd.

3.	The Company has leased office space in the ordinary course of business on customary terms and conditions.

4.	Any other applicable agreements or contracts otherwise disclosed in this Schedule

Section 2.12

The Company incurred advisory fees to Dragonrise Capital Group in connection with the sale of the Series A Shares.

Section 2.13

Please see the Service Agreement between the WFOE and the PRC company. OpCo licenses software and IP from Shanghai CGEN Info. Systems Co., Ltd., a company affiliated with shareholders and the Chairman of the Company. A liability for approximately US$1.5 million is guaranteed by OpCo and in accordance with the closing conditions in Section 4 of the Agreement is expected to be discharged prior to Closing.

Section 2.16

The Company has leased office space in the ordinary course of business on customary terms and conditions. OpCo licenses software and IP from Shanghai CGEN Info. Systems Co., Ltd.

Section 2.17

A liability for approximately US$1.5 million is guaranteed by OpCo and in accordance with the closing conditions in Section 4 of the Agreement is expected to be discharged prior to Closing.

Section 2.18

Please see the Restructuring Transactions.

Section 2.19

In accordance with the closing conditions in Section 4 of this Agreement, the Company expects to approve a share option plan meeting the conditions described in the Agreement.

Section 4.9: Principal Shareholders executing the Shareholders’ Agreement:

CHAN Yi Sing

New Media Technology Ltd.

Schedule III

Particulars of the Company

Name	:	CGEN DIGITAL MEDIA COMPANY LIMITED

Place of Incorporation	:	Cayman Islands

Registration No.	:	CR-145540

Date of Incorporation	:	24 February 2005

Registered Address	:	4th Floor, P.O. Box 2804, George Town, Grand Cayman, Cayman Islands

Authorised Share Capital	:	1,000,000

Issued Share Capital	:	1,000,000

Shareholders	:	Name	Number of Shares held
		New Media Technology Ltd.	900,000
		CHAN Yi Sing	100,000

Directors	:	CHAN Yi Sing, CAO Xiao Feng

Company Secretary	:	N/A

Registered Agent	:	Offshore Incorporations (Cayman) Limited

Schedule IV

Particulars of the Subsidiaries

Name	:	CGEN Media Technology Co., Ltd.

Place of Incorporation	:	Hong Kong

Registration No.	:	875785

Date of Incorporation	:	17 December 2003

Registered Address	:	Unit 1, 6/F, Grand City Plaza, 1-17 Sai Lau Kok Road, Tsuen Wan New Territories, Hong Kong

Authorised Share Capital	:	HK$10,000

Issued Share Capital	:	HK$10,000

Shareholders	:	Name	Percentage of Shares held
		CGEN Digital Media Co., Ltd.	100%

Directors	:	CHAN Yi Sing, TIAN Guan Yong

Company Secretary	:	CorpiSs Limited

Schedule IV Continued

PRC Wholly Foreign-Owned Enterprise

Name:	CGEN Digital Technology (Shanghai) Co., Ltd.

Approval Number:	Shangwaizihuzhangduzi Zi (2005) No. 1260

Registration Number:	Qiduhupuzong Zi No. 320829 (Pudong)

Nature of Enterprise:	WFOE

Place of Incorporation:	Room 2207, No. 200 Zhangheng Road, Shanghai

Total Investment:	US$1.2 million

Registered Capital:	US$1 million

Paid-up Registered Capital:	nil

Registered Office:	Room 2207, No. 200 Zhangheng Road, Shanghai

Business Scope:	Design, develop, produce and sell self-produced products, provide relevant technology consulting services regarding design, test and maintenance of computer system integration

Date of Incorporation:	29 August 2005

Operating Term:	20 Years

Legal Representative:	CHAN Yi Sing

General Manager:	CHAN Yi Sing

Branches and Subsidiaries:	N/A

List of Shareholders and Percentage of Equity Interest:

Name of Shareholder	Contribution (RMB)	Form of Contribution	Percentage (%)
CGEN Media Technology Co., Ltd.			100

TOTAL

Schedule V

Leased Property

Address: Room 3293-94, Tower B, City Center of Shanghai, No.100 Zunyi Road, Shanghai 200051 China

Duration: 15 August 2005 to 14 August 2007

Landlord: LONGVIEW ASSETS LIMITED

Schedule VI

Notice Schedule

S.I. Technology Venture Capital Limited

26/F, Harcourt House

39 Gloucester Road

Wanchai, Hong Kong

Tel: +852 2529 5652

Fax: +852 2520 0128

Attn: Philip P. Zhai, PhD.

Sumitomo Corporation Equity Asia Limited

Suite 602, 6th Floor

One International Finance Centre

One Harbour View Street

Central

Hong Kong

Tel: +852 2295 0300

Fax: +852 2295 0600

Attn: Joe Chang

with a copy to:

Preston Gates Ellis

35th Floor, Two International Finance Centre

8 Finance Street, Central

Hong Kong

Fax: +852 2511 9515

Attn: Stephen Man, Esq.

EXHIBIT A

FORM OF AMENDED AND RESTATED MEMORANDUM

AND ARTICLES OF ASSOCIATION

EXHIBIT B

FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT C

FORM OF SHAREHOLDERS’ AGREEMENT

EXHIBIT D

SHAREHOLDERS AND PERSONS HOLDING OPTIONS, WARRANTS, ETC.

EXHIBIT E

FORM OF OPINION OF COMPANY’S CAYMAN ISLANDS COUNSEL

EXHIBIT F

FORM OF OPINION OF COMPANY’S PRC COUNSEL